EXHIBIT 7.04
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                         BANC OF AMERICA SECURITIES LLC
                             214 NORTH TRYON STREET
                               CHARLOTTE, NC 28255


January 1, 2007

EGL, Inc.
Attention:  Mr. Jim Crane
15350 Vickery Drive
Houston, TX  77032

General Atlantic, LLC
3 Pickwick Plaza, Suite 200
Greenwich, CT 06830


                             HIGHLY CONFIDENT LETTER

Ladies and Gentlemen:


You have advised Bank of America, N.A. ("BANK OF AMERICA") and Banc of America Securities LLC ("BAS") that you and certain members of management of EGL, Inc., a public corporation organized under the laws of the State of Texas (the "COMPANY") have formed a corporation or limited liability company that intends to acquire (the "ACQUISITION") all of the stock of the Company. You have further advised us that you propose to finance the Acquisition and the costs and expenses related to the Acquisition with a revolving credit facility and/or term loan facilities (the "FACILITIES").

You have also advised Bank of America and BAS that you intend to finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $537 million of common equity will be contributed in the form of cash and roll-over equity (the "EQUITY CONTRIBUTION"), (b) up to $1 billion in senior secured first lien credit facilities (the "FIRST LIEN FACILITIES") of the Borrower (as defined in the Summary of Terms), comprised of (i) a term loan B facility aggregating up to $900 million and (ii) a revolving credit facility of up to $100 million, and
(d) up to $240 million in a senior secured second lien term loan facility (the "SECOND LIEN FACILITY"; together with the First Lien Facilities, the "Facilities") of the Borrower. The Acquisition, the Equity Contribution, the entering into and funding of the First Lien Facilities and the Second Lien Facility and all related transactions are hereinafter collectively referred to as the "TRANSACTION."

We are pleased to inform you that, based upon (and subject to) our understanding of the Acquisition and current market conditions and subject to the conditions set forth below, we are highly confident of our ability as sole lead arranger, to arrange and syndicate the fully underwritten Facilities in connection with the Acquisition. The structure, interest rate, covenants and terms of, and the documentation for the Facilities will be based on market conditions at the time of the arrangement and syndication of the Facilities, and on the structure and

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January 1, 2007
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documentation of the Acquisition and all the financing thereof. We have attached an indicative term sheet for the Facilities and a pro forma capitalization for your review.

Our confidence in our ability to arrange and syndicate the Facilities is subject to: (i) the principal economic terms and structure of the Acquisition and the related financing components being on the terms as described to BAS on the date hereof with such other terms and conditions acceptable to BAS and the execution of documentation relating thereto satisfactory in form and substance to BAS, and the Acquisition having been consummated; (ii) BAS and its representatives being satisfied with the results of their continuing legal due diligence (it being confirmed that BAS is satisfied with the diligence completed to date and expect to do only limited additional legal diligence); (iii) the receipt of all required governmental, regulatory or third party approvals or consents in connection with the Acquisition; (iv) the completion, to the satisfaction of BAS, of an offering memorandum or prospectus and your cooperation with respect to the syndication of the Facilities; (v) the availability of pro forma financial statements and projections satisfactory to BAS of the Company and its subsidiaries assuming consummation of the Acquisition; (vi) there not having occurred any change or development that either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, operations, assets, properties, liabilities (actual and contingent), results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, in each case taken as a whole.

This letter is not intended to be and should not be construed as (or relied upon as) an offer or commitment by BAS or any of its affiliates with respect to the extension of credit or the underwriting, sale, arrangement or placement of the Facilities and creates no obligations or liability on our part or your part, or on the part of any of our respective affiliates, in connection therewith. Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly there can be no assurance that the arrangement of the Facilities will in fact be accomplished.


Except as otherwise required by law or unless BAS has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity (other than your advisors and to the Company, its board of directors and its advisors with a need to know). Nothing herein, express or implied, is intended or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter.

Very truly yours,

BANC OF AMERICA SECURITIES LLC



By:   /s/ Steven Dixon
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     Steven Dixon
     Vice President